Promissory Note
$6,980,000.00	February 12, 2009

For Value Received, on or before December 31, 2009 (“Maturity Date”), Tailong Holding Company Limited, a company organized under the laws of Hong Kong (“Buyer”), promises to pay to the order of Yinlong Industrial Co. Ltd., a company organized under the laws of the PRC (“Seller”), at an office of K&L Gates LLP or such other time and place as Buyer and Seller may agree in writing, the principal amount of Six Million Nine Hundred and Eighty Thousand Dollars ($6,980,000.00) (“Total Principal Amount”), under this Promissory Note (“Note”).

The outstanding principal balance of this Note shall be due and payable on the Maturity Date.

Payment.

Buyer may from time to time prepay all or any portion of the principal of this Note without premium or penalty.  Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first to principal, and then to any remaining amount for any unpaid collection costs, delinquency charges and other charges; provided, however, upon delinquency or other Event of Default (as hereinafter defined), Seller reserves the right to apply payments among principal, delinquency charges, collection costs and other charges, at its discretion.  All prepayments shall be applied to the indebtedness owing in such order and manner as Seller may from time to time determine in its sole discretion.  All payments and prepayments of principal on this Note shall be made in lawful money of the United States of America in immediately available funds, at such other place as the holder of this Note shall designate in writing to Buyer.  If any payment of principal on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day.  As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.  The books and records of Seller shall be prima facie evidence of all outstanding principal on this Note.

Documents.

This Note has been executed and delivered pursuant to that certain Supplemental Share Purchase Agreement, dated February 12, 2009 (the “Agreement”), by and among Buyer, Seller, Pacific Dragon Fertilizer Co. Ltd., a company organized under the laws of the PRC, Yu Chang, an individual residing in the PRC and Xiao Rong Teng, an individual residing in the PRC.

This Note, the Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to those documents described above, are hereinafter collectively referred to as the “Documents.”  The holder of this Note is entitled to the benefits and security provided in the Documents.

Event of Default.

Buyer agrees that upon the occurrence of any one or more of the following events of default (“Event of Default”):

(a)      failure of Buyer to pay the principal on this Note or on any other indebtedness of Buyer to Seller when due; or

(b)      the occurrence of any event of default specified in any of the other Documents; or

(c)      the bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any party liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise;

The holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance on this Note at once due and payable, (ii) foreclose all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Documents, at law or in equity, or (iv) pursue any combination of the foregoing.

The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the holder hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default.  The rights, remedies and recourses of the holder hereof, as provided in this Note and in any of the other Documents, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the holder hereof.  The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable under any of the Documents as originally provided herein or therein.

Miscellaneous.

This Note and all of the other Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable laws.  If any provision hereof or of any of the other Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law.  It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with applicable laws now or hereafter governing the indebtedness evidenced by this Note.

If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through probate, bankruptcy or other legal proceedings of any kind, Buyer agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys’ fees.

Buyer and any and all endorsers and guarantors of this Note severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind and without further notice hereby agree to renewals, extensions, exchanges or releases of collateral, taking of additional collateral, indulgences or partial payments, either before or after maturity.

This Note has been executed under, and shall be construed and enforced in accordance with, the laws of the State of New York.

Buyer:

Tailong Holding Company Limited

By:
Name:
Title: